Exhibit 1.2

Execution Version

September 3, 2024

STRICTLY CONFIDENTIAL

60 Degrees Pharmaceuticals, Inc.

1025 Connecticut Avenue NW Suite 1000,

Washington, D.C. 20036

Attn: Geoffrey Dow, Chief Executive Officer and President

Dear Mr. Dow:

Reference is made to the engagement letter (the “Engagement Letter”), dated as of August 30, 2024, by between 60 Degrees Pharmaceuticals, Inc. (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”), pursuant to which Wainwright shall serve as the exclusive underwriter, agent or advisor in any Offering of Securities of the Company during the Term. Defined terms used herein but not defined herein shall have the meanings given to such terms in the Engagement Letter.

The Company and Wainwright hereby agree to amend the Engagement Letter, as follows:

The following sentence shall be added at the end of Paragraph A.1 of the Engagement Letter:

“In addition, upon the exercise for cash of any privately-placed, unregistered warrants issued to investors in an Offering, the Company shall pay Wainwright, within five (5) business days of the Company’s receipt of the exercise price, (i) a cash fee of 7.5% of the aggregate gross exercise price paid in cash with respect thereto; and (ii) a management fee of 1.0% of the aggregate gross exercise price paid in cash with respect thereto.”

The following sentence shall be added at the end of Paragraph A.2 of the Engagement Letter:

“In addition, upon the exercise for cash of any privately-placed, unregistered warrants issued to investors in an Offering, the Company shall issue to Wainwright (or its designees), within five (5) business days of the Company’s receipt of the exercise price, the Wainwright Warrants to purchase that number of shares of common stock of the Company equal to 7.5% of the aggregate number of such shares of common stock underlying such warrants that have been so exercised and such Wainwright Warrants will be in the same form and terms as the Wainwright Warrants originally issued in the applicable Offering.”

430 Park Avenue | New York, New York 10022 | 212.356.0500 | www.hcwco.com

Member: FINRA/SIPC

Except as expressly set forth above, all of the terms and conditions of the Engagement Letter shall continue in full force and effect after the execution of this amendment and shall not be in any way changed, modified or superseded except as set forth herein.

This amendment shall be construed and enforced in accordance with the laws of the State of New York, without regards to conflicts of laws principles. This amendment may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

* * * * *

IN WITNESS WHEREOF, this amendment is executed as of the date first set forth above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By:
Name:
Title:

Accepted and Agreed:

60 Degrees Pharmaceuticals, Inc.

By:
Name:
Title:

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